                              ASSET SALE AGREEMENT


         THIS SALE AGREEMENT is made as of the 3rd day of October, 2000, between GB BIOSCIENCES CORPORATION, a Delaware corporation with a registered office at 1800 Concord Pike, Wilmington, Delaware 19850 ("GB Biosciences" or "Seller"), and KMG-BERNUTH, INC., a Delaware corporation with a registered office at Corporation Trust Center, 1209 Orange Street, Wilmington Delaware 19801 ("Purchaser") and its parent, KMG CHEMICALS, INC., a Texas corporation with a registered office at 1212 Guadalupe, Suite 102, Austin, Texas 78701 ("KMG").

                                   WITNESSETH:

         WHEREAS, Seller manufactures and/or sells and markets a monosodium/-disodium methanearsonic acid based pesticide product line (commonly referred to as MSMA and DSMA products and referred to herein as "MSMA products") in the United States and certain other countries (the "Arsonates Line") and has decided that the Arsonates Line is not one of its long term strategic objectives; and

         WHEREAS, Seller owns certain assets related to its Arsonates Line either directly or through one or more of its affiliates (such affiliates being listed on EXHIBIT A), which it desires to sell to Purchaser and Purchaser desires to purchase such assets from Seller all on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the warranties, representations, covenants and agreements hereinafter set forth, Seller and Purchaser covenant and agree as follows:


                                    ARTICLE 1
                   PURCHASE AND SALE OF ASSETS; PURCHASE PRICE

         1.1      SALE OF ASSETS

         Subject to the terms and conditions of this Agreement, Seller shall or shall procure the sale, conveyance, assignment, transfer and delivery to Purchaser by Seller's affiliates, and Purchaser shall purchase, as hereinafter defined, all of Seller's and its affiliates' right, title and interest in and to those certain assets of Seller used exclusively in the conduct of the Arsonates Line, wheresoever situated, which certain assets as of the date hereof are listed in this Section 1.1 below (the "Assets"):

         (a) all Arsonates Line active ingredient manufacturing equipment consisting of, without limitation, process vessels, ancillary process equipment, associated piping and the steel structure solely dedicated to the Arsonates Line as set forth in SCHEDULE 1.1(a) (the "Manufacturing Equipment");

         (b) the trademarks associated with the Arsonates Line including, but not limited to, those listed in SCHEDULE 1.1(b) (the "Trademarks");

         (c) the registrations granted to Seller and Seller's affiliates by the United States Environmental Protection Agency ("EPA") and by the similar pesticide regulatory bodies in certain other countries where Seller's MSMA products are registered, which registrations and the names of the registration holders are listed in SCHEDULE 1.1(c) hereto (the "Registrations");

         (d) the MAA Task Force Three Agreement dated effective as of October 1, 1989, as amended (the "Task Force Agreement"), the Seller's interest in the Arsonate Herbicide Products Limited Operating Agreement ("AHP Agreement"), true and correct copies of which are attached hereto as SCHEDULE 1.1(d) and payments made under the Task Force Agreement and the AHP Agreement allocable to costs and expenses to be incurred after the Closing Date;

         (e) all toxicology, residue, health and environmental, and efficacy data exclusively relating to the Seller's or Seller's affiliates' MSMA products in the United States and in certain other countries where Seller's or Seller's affiliates' MSMA products are registered, including, without limitation, data filed in support of the Registrations, and all of Seller's rights to receive data compensation therefor (the "Data");

         (f) all of Seller's records (except for tax records), files and laboratory notebooks relating exclusively to the Data and the Registrations (the "Research Files and Records");

         (g) Seller's Arsonates Line customer list as of the Closing Date, which shall be delivered to Purchaser as SCHEDULE 1.1(g) at Closing (hereinafter defined); and

         (h) the contracts, licenses, agreements, leases and commitments listed in SCHEDULE 1.1(h) hereto (the "Contracts").

         1.2      EXCLUDED ASSETS AND PRIOR RIGHTS

         Notwithstanding anything to the contrary set forth in this Agreement, there shall be excluded from the Assets being acquired from or procured by the Seller ("Excluded

Assets"):  (i) any property or rights which are not expressly included in
Section 1.1 of this Agreement, including without limitation the concrete foundations and retention walls supporting and surrounding the Manufacturing Equipment, property or rights related to the Greens Bayou, Texas, manufacturing facility of GB Biosciences or Seller's employees, any of Seller's manufacturing processes or agricultural chemicals other than MSMA products, and any rights to repayment of Taxes relating to any period prior to the Closing; (ii) any raw materials or finished goods inventory (together the "Inventory") or prepaid items of the Arsonates Line as of the Closing Date, as hereinafter defined; (iii) any cash (including cash equivalents and securities) on hand or on deposit as of the Closing Date owned by Seller or Seller's affiliates; (iv) the benefit of any insurance coverage or policies;
(v) all accounts receivable relating to the conduct of the Arsonates Line by Seller or Seller's affiliates; and (vi) the trademarks or tradenames consisting of or including the words "Zeneca" or "GB Biosciences" or derivatives thereof.

         1.3      ASSUMPTION OF LIABILITIES/RETAINED LIABILITIES

         (a) Subject to the provisions of this Agreement, as of the Closing Date the Purchaser shall assume and agree to undertake to pay, perform and discharge, as and when due, each of the following obligations, responsibilities, liabilities, and debts with respect to the Assets and the Arsonates Line (other than "Retained Liabilities", as hereinafter defined) (all of which are hereinafter referred to collectively as the "Assumed Liabilities"):

                  (i) all sales or use taxes, transfer taxes, document or excise taxes, and all recordation or notary fees, and similar governmental fees and expenses, incident to the transfer, perfection and registration of the ownership to the Assets to Purchaser;

                  (ii) all obligations, responsibilities and liabilities incurred in the performance or lack of performance on or after the Closing Date under the Contracts assigned pursuant to Section 1.1(g) hereof and under the AHP Agreement;

                  (iii) all obligations, responsibilities and liabilities incurred in the performance or lack of performance, or assessments levied, on or after the Closing Date under the Task Force Agreement.

         (b) Purchaser shall not assume or be bound by any duties, responsibilities, obligations or liabilities of Seller of any kind or nature, known, unknown, contingent or otherwise, other than those obligations and liabilities expressly assumed by it pursuant to Section 1.3(a). Without limiting the foregoing and notwithstanding

Section 1.3(a), it is understood that Purchaser does not assume, undertake or accept any duties, responsibilities, obligations or liabilities of Seller (including, without limitation, any that exist now or at the Closing or that may arise in the future with respect to matters occurring at or prior to the Closing) that are Retained Liabilities. As used herein, "Retained Liabilities" shall mean the following liabilities with respect to the Arsonates Line as conducted by Seller or Seller's affiliated companies except for the Assumed Liabilities (defined above):

                  (i) all Taxes, as defined in Section 12.3(a), incurred by Seller before the Closing Date;

                  (ii) Taxes on any income, gain or profits realized by any of the Seller or Seller affiliates as a result of the sale of the Assets hereunder or under the Tolling Agreement, hereinafter defined;

                  (iii) To employees or former employees of Seller or any of its beneficiaries, heirs or assigns, including for any pensions, accrued vacation or other liabilities;

                  (iv) To the Pension Benefit Guaranty Corporation or any similar organization arising out of the employment by Seller of any of its employees or former employees;

                  (v) With respect to any claims for personal injuries, property damages or consequential damages relating to defective products sold prior to the Closing Date;

                  (vi) all obligations, responsibilities and liabilities incurred in performance or lack of performance before the Closing Date under the Contracts and the AHP Agreement;

                  (vii) all obligations, responsibilities and liabilities incurred in performance or lack of performance by Seller in the sale of MSMA products to third parties, including the obligation to pay rebates to such third parties, but not including any obligation to fulfill existing orders under any Contracts;

                  (viii) all obligations, responsibilities and liabilities incurred in the performance or lack of performance, or assessments levied, before the Closing Date under the Task Force Agreement; and

                  (ix) all obligations, responsibilities and liabilities incurred in the performance or lack of performance, by Seller under the Tolling Agreement, hereinafter defined.

         1.4      PURCHASE PRICE

         For and in consideration of Seller's sale of the Assets to Purchaser, Purchaser agrees to pay Seller the following consideration ("Purchase Price"), payable in installments, as follows:

         (a)      US $1,300,000 due upon the Closing Date;

         (b) US $1,000,000 due upon Equipment Delivery (as hereinafter defined); plus

         (c) The Earn Out (hereinafter defined) shall be paid as provided in Section 1.5 hereof.

         1.5      EARN OUT

         (a) The term "Earn Out" shall mean an amount equal to the Earn Out Percentage (hereinafter defined) multiplied by Adjusted Net Sales in each of the five (5) 12-month periods ("Earn Out Years") beginning on the first day of the first month in which Purchaser first sells any MSMA products produced by Purchaser using the Manufacturing Equipment (such five (5) 12-month periods are sometimes referred to herein as the "Earn Out Period"). The Earn Out shall be payable annually on or before thirty (30) days after the end of each Earn Out Year on Adjusted Net Sales made during such Earn Out Year in good funds by wire transfer to GB Bioscience's account at [omitted subject to a request for confidential treatment] or to such other account as GB Biosciences may designate by notice to Purchaser.

         (b) On or before thirty (30) days after the end of each Earn Out Year, Purchaser shall provide Seller with a written statement, in a form acceptable to Seller and certified as correct by Purchaser's chief accounting officer, reporting on Adjusted Net Sales during the immediately prior Earn Out Year and calculating the Earn Out thereon. Seller shall review such statement as soon as reasonably practicable, and, no later than thirty (30) days after receipt of statements, shall notify Purchaser of any disagreement with it. In the event that the parties do not agree, the parties shall jointly retain an independent accounting firm familiar with Purchaser's records, to take such reasonable and appropriate actions necessary to resolve the dispute between the parties. The statement delivered by the accounting firm shall be binding on the parties.

The costs charged by the independent accounting firm shall be borne equally by Purchaser on the one hand and by Seller on the other.

         (c) [omitted subject to a request for confidential treatment]

         (d) No Earn Out shall be payable on MSMA products purchased by Purchaser under the Tolling Agreement and sold to customers of Purchaser or its affiliates. If Purchaser has inventory comprised of both MSMA products purchased from GB Biosciences under the Tolling Agreement and MSMA products produced by Purchaser at its manufacturing facility, for purposes of the calculation of the Earn Out all sales of MSMA products shall (on a product by product basis) be deemed first to be sales of MSMA products purchased under the Tolling Agreement.

         1.6      ALLOCATION OF PURCHASE PRICE

         The allocation of the purchase price among such Assets are set forth in SCHEDULE 1.6. Each party agrees to use SCHEDULE 1.6 for the purpose of purchase price allocation and for the purposes of all income tax returns or reports filed by the parties, and neither party will voluntarily take a position inconsistent therewith upon examination of such tax return or report, in any claim, in any litigation or otherwise with respect to such tax returns, PROVIDED that any internal allocation between GB Biosciences, Zeneca Limited, and any other or Seller's affiliates of the amount attributed to Seller on SCHEDULE 1.6, shall be at Seller's discretion. Each party agrees to prepare and file timely Internal Revenue Service Form 8594 (Asset Acquisition Statement), to cooperate in every reasonable way with the other party in the preparation of such form and to furnish the other party with a copy of such form prepared as a draft, within a reasonable period before the due date for filing.

                                   ARTICLE II
                         CLOSING, AND FURTHER ASSURANCES

         2.1      CLOSING

         The closing of the transaction contemplated hereby (the "Closing") shall take place as of 3:00 p.m. CDT (US) on October 3, 2000, at the offices of Woods & Jackson, LLC, located at 2001 Kirby, Suite 1111, Houston, TX 77019, or on such other date or at such other place as the parties may agree upon, but in no event later than 12:00 noon CDT (US) on October 31, 2000. The day on which the Closing takes place is referred to herein as the "Closing Date".

         2.2   DELIVERIES BY SELLER

         At the Closing, Seller shall deliver:

         (a) a bill of sale in form reasonably satisfactory to Purchaser transferring all of the Assets other than the Manufacturing Equipment;

         (b) the assignment agreements to record transfer of the Trademarks substantially in the form attached as SCHEDULE 2.2;

         (c) the assignment agreements to record transfer of the Registrations and Data substantially in the form attached as SCHEDULE 2.2;

         (d) one or more Assignment and Assumption Agreements in a form reasonably satisfactory to Purchaser with respect to the Assumed Liabilities;

         (e) any other documents contemplated by this Agreement to be delivered at Closing.

All of the foregoing documents and any other documents contemplated by this Agreement to be delivered at the Closing are to be executed by an appropriate duly authorized representative of Seller.

         2.3   DELIVERIES BY PURCHASER

         At the Closing, Purchaser shall deliver the first installment of the Purchase Price (as provided in Section 1.4(a)) in good funds by wire transfer to GB Biosciences' account at [omitted subject to a request for confidential treatment] and any other documents contemplated by this Agreement to be delivered at Closing. All such documents are to be executed by an appropriate duly authorized representative of Purchaser.

         2.4   FURTHER ASSURANCE

         (a) From time to time, pursuant to the request of the other party and without further consideration, Seller and Purchaser shall execute or have executed, and shall deliver such other instruments of sale, transfer, conveyance and assignment as the other party may reasonably request in order to sell, convey, transfer and assign to the other party or to perfect or record the other party's interest in or title to the Assets. All costs of recording such instruments shall be borne by Purchaser.

         (b) To the extent that any of the Assets are owned by Seller's affiliates, Seller shall use all reasonable efforts to procure that such affiliates sign such documents as are necessary to convey title to Purchaser.

                                   ARTICLE III
           TOLLING AGREEMENT AND THE MANUFACTURING EQUIPMENT DELIVERY

         3.1   TOLLING AGREEMENT

         Seller and Purchaser entered into a manufacturing and formulating agreement dated effective the date hereof for the toll manufacture of MSMA products by Seller for Purchaser ("Tolling Agreement") at a price and on the terms and conditions set forth therein, a true and correct copy of which is attached as EXHIBIT B.

         3.2   EQUIPMENT DELIVERY

         Upon Plant Shutdown (as defined in the Tolling Agreement), Seller shall promptly commence, and thereafter pursue with diligence, dismantling the Manufacturing Equipment and cleaning it satisfactorily for transport. Seller shall then promptly load the Manufacturing Equipment on Purchaser's trucks and deliver possession of the Manufacturing Equipment to Purchaser in a clean, dry and dismantled condition. "Equipment Delivery" shall be deemed to have occurred when all the Manufacturing Equipment has exited the manufacturing facility of GB Biosciences in Greens Bayou, Texas. At Equipment Delivery,

         (a) Seller shall deliver one or more bills of sale in form reasonably satisfactory to Purchaser, or an affiliate of Purchaser designated in writing by Purchaser, transferring all of the Manufacturing Equipment to Purchaser, and any other documents contemplated by this Agreement to be delivered by Seller at Equipment Delivery; and

         (b) Purchaser shall deliver the second installment of the Purchase Price (as provided in Section 1.4(b)) in good funds by wire transfer to Seller GB Biosciences' account at [omitted subject to a request for confidential treatment], and any other documents contemplated by this Agreement to be delivered by Purchaser at Equipment Delivery.

         3.3   CLEANING AND DISMANTLING THE MANUFACTURING EQUIPMENT

         Seller will contract for the dismantling and loading of the Manufacturing Equipment by a third party contractor reasonably acceptable to Purchaser and Purchaser shall actively assist Seller in the supervision of such contractor. The dismantling operation must comply with all Seller's safety, health and environmental policies and procedures. The cost of cleaning and drying the Manufacturing Equipment, any waste disposal associated with cleaning the Manufacturing Equipment, and any concrete cleaning, dismantling, waste disposal or removal shall be borne by Seller. The cost of the third party contractor dismantling and removing the Manufacturing Equipment shall be borne equally by Seller and Purchaser to a combined maximum of Six Hundred Thousand Dollars (US$600,000.00) and any cost above that amount shall be borne by Purchaser. Purchaser shall pay Seller for its portion of the dismantling and removal costs within thirty (30) days after receipt of Seller's invoice for such costs. The cost of transporting the dismantled Manufacturing Equipment shall be borne by Purchaser.

         3.4   DISCLAIMER OF WARRANTIES FOR MANUFACTURING EQUIPMENT

         The Manufacturing Equipment is to be sold by Seller and purchased by Purchasers hereunder in its AS IS condition, subject to Seller's obligation to clean, dismantle and load the Manufacturing Equipment, WITH ALL FAULTS and Purchaser acknowledges and agrees that SELLER MAKES NO WARRANTY OF MERCHANTABILITY AND MAKES NO WARRANTY THAT THE MANUFACTURING EQUIPMENT IS FIT FOR ANY PARTICULAR PURPOSE AND THAT THERE ARE NO REPRESENTATIONS OR WARRANTIES MADE BY SELLER AS TO THE MANUFACTURING EQUIPMENT, EXPRESSED, IMPLIED, OR STATUTORY, EXCEPT THAT SELLER REPRESENTS AND WARRANTS THAT SELLER OWNS THE MANUFACTURING EQUIPMENT AND HAS FULL POWER, RIGHT, AND AUTHORITY TO CONVEY TITLE THERETO; provided, however, that Seller agrees that the Manufacturing Equipment shall be delivered by Seller at Equipment Delivery cleaned, dry and dismantled as set forth above.

                                  ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE SELLER

         Seller represents and warrants to Purchaser that the following statements are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as follows:

         4.1   ORGANIZATION

         Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

         4.2   EXECUTION, DELIVERY AND PERFORMANCE OF AGREEMENT

         Neither the execution and delivery nor performance of this Agreement or the agreements contemplated hereby by the Seller will, with or without the giving of notice or the passage of time, or both, violate, conflict with, result in a breach of, constitute a default under, result in the right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance on any of the Assets, pursuant to any provision of Seller's By-Laws or Articles of Incorporation or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation or any order, judgment, award or decree to which Seller is a party or by which it is bound, except where such violation, conflict, breach, default, acceleration, loss of rights, lien, charge or encumbrance would not have a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement or on the business, financial condition, operations, or future prospects of the Assets or the Arsonates Line.

         4.3   AUTHORITY

         Subject to obtaining appropriate documentation and authorization from any of Seller's affiliates which have title to the Assets in those countries listed in SCHEDULE 1.1(c) and except as provided in SCHEDULE 4.5, Seller and its affiliates have full corporate power and authority to enter into this Agreement and the related agreements referred to herein and have full power and authority to carry out the transactions contemplated hereby and thereby, and all corporate and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the agreements, instruments and other documents relating hereto have been properly taken or will have been properly taken on or before the Closing Date. This Agreement and each of the other agreements, certificates and other documents relating hereto constitute a legal, valid and binding obligation of Seller, enforceable in accordance with their respective terms.

         4.4   CONSENTS

         To Seller's knowledge, no notice, approval, consent, withholding of objection or other authorization is required to be obtained by Seller or its affiliates from any court, administrative agency or governmental authority, or any other third party in connection with the execution, delivery or performance of this Agreement (including the related agreements referred to herein), except as set forth in SCHEDULE 4.4 attached hereto.

         4.5   TITLE TO ASSETS

         Seller or Seller's affiliates have good and marketable title to the Assets, except that the foregoing representation is limited as to Registrations outside the United States in the manner set forth in SCHEDULE 4.5. All of the Assets are held free and clear of mortgages, liens, pledges, claims, charges, options, judgments, security interests or other encumbrances and, to Seller's knowledge, any adverse claims, except the foregoing representation is limited as to Registrations outside the United States in the manner set forth in SCHEDULE 4.5.

         4.6   FINDERS

         No finder, broker, agent or other intermediary has acted on behalf of Seller in connection with the introduction or bringing together of the parties hereto or the negotiation or consummation of the transactions contemplated by the Agreement. Seller has not made any representation, commitment or agreement by which Purchaser will be obligated to pay any commission, finder's fee or other similar compensation to any third party in connection with the transactions contemplated by this Agreement.

         4.7   TRADEMARKS

         To Seller's knowlege, SCHEDULE 1.1(b) is a true and correct list that identifies registered trademarks for MSMA products owned by Seller or Seller's affiliates in countries in which the Seller or Seller's affiliates' MSMA products are registered as pesticides. To the knowledge of Seller, (i) Seller and its affiliates have received no notice of any claim or action pending or threatened with respect to the Trademarks and (ii) the Trademarks are not infringing any intellectual property owned by any other person or persons. It is acknowledged and agreed between Seller and Purchaser that certain Trademarks registered in countries other than the United States are held in the name of third parties for the beneficial interest of Seller or its affiliates and that transfer of such Trademarks will require the cooperation of such third parties and that Seller cannot guarantee that such cooperation will be given without cost or expense. Purchaser shall be responsible for all confirmatory assignments and recording at individual registries to effectuate the transfer of each Trademark.

         4.8   CONTRACTS

         Except as set forth in SCHEDULE 4.8, all the Contracts are legal, valid, binding, enforceable and in full force and effect in all material respects, and there are no existing material defaults (or events which, with notice or lapse of time, or both, would constitute a material default) under any such Contract by Seller, or, to Seller's knowledge, any other party thereunder.

         4.9   CUSTOMERS

         To Seller's knowledge, the list contained in SCHEDULE 1.1(g) is a true and correct list of all material customers of Seller and Seller's affiliates in the countries in which the Seller or Seller's affiliates' MSMA products are registered as pesticides as of the date hereof.

         4.10  REGISTRATIONS

         SCHEDULE 1.1(g) contains a true and correct list of all the Registrations for Seller's or Seller's affiliates' of MSMA products held by Seller, Seller's affiliates or third parties in the countries in which the MSMA products are registered as pesticides. To Seller's knowledge, SCHEDULE 4.10(a) contains a list of Seller's state registrations in the United States and
SCHEDULE 4.10(b) contains a list of Seller's state registrations in the United States under Section 24(c) of the Federal Insecticide, Fungicide and Rodenticide Act. To the knowledge of Seller, Seller and its affiliates have received no notice of any claim or action pending or threatened with respect to the Registrations. It is acknowledged and agreed between Seller and Purchaser that some Registrations registered in countries other than the United States are held in the name of third parties for the beneficial interest of Seller or its affiliates and that transfer of such Registrations will require the cooperation of such third parties and that Seller cannot guarantee that such cooperation will be given without cost or expense.

         4.11  SALES REPORTS

         Attached hereto as EXHIBIT C are true and correct reports on sales of MSMA products (collectively the "Sales Report"): (i) an arsonates gross sales report (U.S. domestic) as of and for the fiscal years ended December 31, 1998 and December 31, 1999 (the "Most Recent Fiscal Year End"); (ii) an arsonates gross sales report (U.S. domestic) as of and for the eight months ended August 31, 2000 (the "Most Recent Fiscal Month End") for the Arsonates Line; (iii) an arsonates gross sales report (Mexico only) as of and for the Most Recent Fiscal Year and the five months ended May 31, 2000; (iv) an arsonates gross sales report of Zeneca Brasil Ltda. as of and for the Most Recent Fiscal Year and the five months ended May 31, 2000; and (v) an arsonates gross sales report of ISK Bioscience Commercial Ltda. as of and for the Most Recent Fiscal Year. The Sales Reports have been prepared from the books and records of Seller on a consistent basis throughout the periods covered thereby and present fairly the material concerning the Arsonates Line set forth thereon as of such dates.

         4.12     EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END

         Except as otherwise previously disclosed to Purchaser, since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Arsonates Line taken as a whole. Without limiting the generality of the foregoing, since that date:

         (a) Seller has not sold, leased, transferred, or assigned any material assets, tangible or intangible, pertaining to the Arsonates Line outside the ordinary course of business;

         (b) Seller has not entered into any material agreement, contract, lease, or license pertaining to the Arsonates Line outside the ordinary course of business; and

         (c) no party (including Seller) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license (including but not limited to the Registrations) pertaining to the Arsonates Line to which Seller is a party or by which any of them is bound.

         4.13     LEGAL COMPLIANCE

         Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments respecting the Arsonates Line (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Arsonates Line.

         4.14     PRODUCT LIABILITY

         Seller has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of the Arsonates Line.

         4.15     DISCLOSURE

         The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.


                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF PURCHASER AND KMG

         Purchaser and KMG represent and warrant to Seller that the following statements are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as follows:

         5.1      ORGANIZATION

         Purchaser and KMG are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction in which they are incorporated.

         5.2      EXECUTION, DELIVERY AND PERFORMANCE OF AGREEMENT

         Neither the execution and delivery nor performance of this Agreement or the agreements contemplated hereby by the Purchaser or KMG will, with or without the giving of notice or the passage of time, or both, violate, conflict with, result in a breach of, constitute a default under, result in the right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance on any of their assets pursuant to any provision of either Purchaser's or KMG's By-Laws or Articles of Incorporation or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation or any order, judgment, award or decree to which Purchaser or KMG is a party or by which it is bound, except where such violation, conflict, breach, default, acceleration, loss of rights, lien, charge or encumbrance would not have a material adverse effect on the ability of the Purchaser or KMG to consummate the transactions contemplated by this Agreement.

         5.3      AUTHORITY

         Purchaser and KMG have full corporate power and authority to enter into this Agreement and the related agreements referred to herein and to carry out the transactions contemplated hereby and thereby, and all corporate and other proceedings required to be taken by Purchaser or KMG to authorize the execution, delivery and performance of this Agreement and the agreements, instruments and other documents relating hereto have been properly taken. This Agreement and each of the other agreements, certificates and other documents relating hereto constitute the valid and binding obligation of Purchaser and KMG, enforceable in accordance with their respective terms.

         5.4      CONSENTS

         No notice, approval, consent, withholding of objection or other authorization is required to be obtained by Purchaser or KMG from any court, administrative agency or governmental authority in connection with the execution, delivery or performance by Purchaser or KMG of this Agreement (including the related agreements referred to herein) or any other third party, except as set forth in SCHEDULE 5.4 attached hereto.

         5.5      FINDERS

         No finder, broker, agent or other intermediary has acted on behalf of Purchaser or KMG in connection with the introduction or bringing together of the parties hereto, or the negotiation or consummation of the transaction contemplated by this Agreement. Purchaser and KMG have not made any representation, commitment or agreement by which Seller will be obligated to pay any commission, finder's fee or other similar compensation to any third party in connection with the transactions contemplated by this Agreement.


                                   ARTICLE VI
                                GUARANTEE BY KMG

         [Intentionally deleted.]


                                   ARTICLE VII
                        COVENANTS OF SELLER AND PURCHASER

         7.1      CONDUCT OF THE LINE

         From the date hereof until the Equipment Delivery, except as contemplated by this Agreement or the Tolling Agreement or as necessary to carry out the transactions contemplated hereby,

         (a) Seller shall conduct the Arsonates Line in substantially the same manner as it has heretofore been conducted and shall procure that Seller's affiliates in the countries in which the MSMA products are sold are required to do the same;

         (b) Seller shall, and shall procure that Seller's affiliates shall, not enter into any material transactions relating to the Arsonates Line without Purchaser's consent, other than transactions that are entered into in the ordinary course of business.

         7.2      ACCESS AND INQUIRY

         Prior to the Closing, except for books, records and information constituting or related solely to the Retained Liabilities, Seller shall provide Purchaser with such information or access as Purchaser may from time to time reasonably request with respect to the Assets (other than the customer list which shall be provided only upon the terms set forth in Section 1.1(g) above). Any disclosure whatsoever during such investigation by Purchaser shall not constitute an enlargement of or additional warranties or representations of Seller beyond those specifically set forth in this Agreement.

         7.4      REGISTRATIONS

         Immediately following the Closing Date, Seller and Purchaser shall jointly take such action as may be necessary to evidence or effectuate transfer of the Registrations as promptly as reasonably possible. Where such Registrations are held in the names of third parties, Seller shall use its best efforts, and procure that Seller's affiliates shall use their best efforts, transfer to Purchaser such Registrations. All filing fees or transfer fees payable upon the transfer of the Registrations shall be the responsibility of the Purchaser. Upon transfer of said registrations, Seller shall have no responsibility for implementing the necessary steps to maintain federal, state and county registrations. Following the Closing but prior to the transfers described above, Seller shall, or shall procure that Seller's affiliates shall, take such steps as reasonably necessary to maintain such Registrations, in cooperation with Purchaser and at Purchaser's expense. Purchaser will be responsible for identifying suitable legal entities for the transfer of Registrations outside the United States.

         7.5      TRADEMARKS

         Immediately following the Closing Date, Seller and Purchaser shall jointly take such action as may be necessary to evidence or effectuate the transfer of the registrations for the Trademarks as promptly as possible. Where such Trademarks are held in the names of third parties, Seller shall, and procure that Seller's affiliates shall, seek to transfer to Purchaser such Trademarks. All filing fees or transfer fees payable upon the transfer of the registrations for the Trademarks shall be the responsibility of the Purchaser. Following the Closing but prior to the transfers described above, Seller shall, or shall procure that Seller's affiliates shall, take such steps as reasonably necessary to maintain such Trademarks, in cooperation with Purchaser and at

Purchaser's expense. Purchaser will be responsible for identifying suitable legal entities for the transfer of Trademarks outside the United States.

         7.6      NOTICES TO AND CONSENT OF THIRD PARTIES

         Purchaser and Seller shall cooperate to make all other filings and to give notice to or request consent from all other third parties that may reasonably be required to consummate the transactions contemplated by this Agreement.

         7.7      REASONABLE EFFORTS

         In making reasonable efforts or otherwise performing their obligations under this Agreement, neither the parties nor any of their respective affiliates shall be required to make any payment that it is not presently contractually required to make under this Agreement or otherwise, divest any assets (including but not limited to assets of the Arsonates Line), make any change in the conduct of its business or of the Arsonates Line, accept any limitation on the future conduct of its business or of the Arsonates Line, enter into any other agreement or arrangement with any person that it is not presently contractually required to enter into, accept any significant modification in any existing agreement or arrangement, or agree to any of the foregoing.

         7.8      CUSTOMER ASSISTANCE AFTER CLOSING

         After Closing, Seller shall, and shall procure that Seller's affiliates shall, provide reasonable transition assistance to Purchaser.

         7.9      SALES REPRESENTATIVE

         At the Closing, Seller and Purchaser shall enter into a secondment agreement acceptable to the parties by which George Chism is seconded to Purchaser, on the terms and conditions set forth in the Secondment Agreement, a copy of which is attached hereto as EXHIBIT D.

         7.10     NONCOMPETITION

         For a period of ten years from and after the Closing Date, the Seller and its successors and assigns will not engage directly or indirectly in the manufacture or sale of MSMA products (except pursuant to the Tolling Agreement) in any geographic area worldwide; provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses; provided, further, that if Seller or its successors or assigns shall, during such ten-year period, become an affiliate of any corporation or other entity that is now manufacturing MSMA products and that, upon becoming an affiliate of Seller or its successors or assigns, is then manufacturing MSMA products and has assets in excess of $15 billion, the provisions of this Section 7.10 shall not prevent or restrict such affiliate from continuing to manufacture and sell MSMA products. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.10 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         7.11     TASK FORCE AGREEMENT REIMBURSEMENTS

         GB Biosciences and other members of the AHP Agreement have made contributions in calendar year 2000 as required by the terms of the Task Force Agreement. According to the Task Force Agreement, Albaugh, Inc. ("Albaugh") is required to make a contribution to reimburse GB Biosciences and other members of the AHP Agreement for their contributions. Seller and Purchaser agree that to the extent that Purchaser receives a reimbursement under the Task Force Agreement for the portion of the above contributions on account of a payment by Albaugh, Purchaser will promptly reimburse GB Biosciences that amount.

                                  ARTICLE VIII
              CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

         All obligations of Purchaser under this Agreement, unless waived in a writing executed by Purchaser, are subject to the fulfillment of each of the following conditions:

         8.1      ACCURACY OF SELLER'S REPRESENTATIONS AND WARRANTIES

         Each and every representation and warranty of Seller under this Agreement shall be true and correct in all material respects at and as of the Closing Date.

         8.2      PERFORMANCE OF COVENANTS AND AGREEMENTS

         Seller shall have performed in all material respects all of the covenants and agreements and all other obligations required to be performed by it at or prior to the Closing pursuant to this Agreement.

         8.3      CONSENTS

         All material consents, approvals, authorizations, filings and waivers from and with third parties and governmental bodies (if any) required to consummate the transaction contemplated by this Agreement shall have been obtained or shall in Purchaser's reasonable judgment be obtainable without additional liability after the Closing, and all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated. Purchaser acknowledges that transfer of the Registrations, the Data, and the Trademarks all are obtainable after the Closing Date.

         8.4      NO GOVERNMENTAL ACTION

         There shall not be in effect any statute, rule or regulation that renders the consummation of any material part of the transactions contemplated by this Agreement illegal or any order, decree or judgment of a court or any other governmental body or agency enjoining such consummation.

         8.5      LITIGATION

         No action, suit, proceeding, investigation, or inquiry by any third person (including but not limited to any governmental authority) shall have been instituted or threatened (and remain pending or threatened on the date of the Closing) against Seller or Purchaser that questions, or reasonably could be expected to lead to subsequent questioning of, the validity or legality of this Agreement or the transactions contemplated by this Agreement which, if successful, would materially adversely affect the right of Purchaser to consummate the transactions contemplated by this Agreement or to continue the Arsonates Line substantially as currently operated.

         8.6      TRANSACTION DOCUMENTS

         All material documents and agreements required to be delivered to Purchaser at or prior to the Closing shall have been so delivered.

         8.7      GEORGE CHISM SECONDMENT

         George Chism shall enter into appropriate secrecy, noncompetition and other agreements pertaining to his secondment with Purchaser on terms and conditions satisfactory to Purchaser.

         8.8      CERTIFICATE OF SELLER

         There shall be delivered to Purchaser certificates executed by the President or a Vice President and the Secretary or an Assistant Secretary, as the case may be, of Seller, or other duly authorized representatives of Seller acceptable to Purchaser, dated as of the Closing Date, certifying that the conditions set forth in Section 8.1 and 8.2 have been fulfilled and including appropriate approvals, bylaws and articles.


                                   ARTICLE IX
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

         All obligations of Seller under this Agreement are subject, unless waived in a writing executed by Seller, to the fulfillment of each of the following conditions:

         9.1      ACCURACY OF PURCHASER'S REPRESENTATIONS AND WARRANTIES

         Each and every representation and warranty of Purchaser under this Agreement shall be true and accurate in all material respects at and as of the Closing.

         9.2      PERFORMANCE OF COVENANTS AND AGREEMENTS

         Purchaser shall have performed in all material respects at or prior to the Closing all of the covenants and agreements required to be performed by it at or prior to the Closing pursuant to this Agreement.

         9.3      CONSENTS

         All material consents, approvals, authorizations, filings and waivers from and with third parties and governmental bodies (if any) required to consummate the transaction contemplated by this Agreement shall have been obtained or shall in Seller's reasonable judgment be obtainable without additional liability after the Closing. Seller acknowledges that transfer of the Registrations, the Data and the Trademarks all are obtainable after the Closing Date.

         9.4      NO GOVERNMENTAL ACTION

         There shall not be in effect any statute, rule or regulation that renders the consummation of any material part of the transactions contemplated by this Agreement illegal or any order, decree or judgment of a court or any other governmental body or agency enjoining such consummation.

         9.5      LITIGATION

         No action, suit, proceeding, investigation or inquiry by any third person (including but not limited to any governmental authority) shall have been instituted or threatened (and remain pending or threatened on the date of the Closing) against the Seller or the Purchaser that questions, or reasonably could be expected to lead to subsequent questioning of, the validity or legality of this Agreement or the transactions contemplated by this Agreement which, if successful, would materially adversely affect the right of Seller to consummate the transactions contemplated by this Agreement or might involve material liability on the part of Seller.

         9.6      TRANSACTION DOCUMENTS

         All documents and agreements required to be delivered to Seller at or prior to the Closing shall have been so delivered.

         9.7      NO DEFAULT UNDER TOLLING AGREEMENT

         No default by GB Biosciences (or events which, with notice or lapse of time, or both, would constitute a default) shall have occurred under the Tolling Agreement.

         9.8      CERTIFICATE OF PURCHASER

         There shall be delivered to Seller a certificate executed by the President or a Vice President and the Secretary or an Assistant Secretary of Purchaser, or other duly authorized representatives of Purchaser acceptable to Seller, dated as of the Closing, certifying that the conditions set forth in Sections 9.1 and 9.2 have been fulfilled and including appropriate approvals, bylaws and articles.


                                    ARTICLE X
                                   TERMINATION

         10.1     RIGHTS TO TERMINATE BY PURCHASER AND SELLER

         (a) This Agreement may be terminated at any time prior to the Closing by written agreement of Seller and Purchaser.

         (b) If for any reason the Closing shall not have taken place on or before October 31, 2000, (or any later date and time prior to 12 noon, Eastern
(US) Time, October 31, 2000, agreed to in an amendment to this Agreement executed in accordance with Section 14.6), Seller may immediately terminate this Agreement at any time thereafter by giving notice of such termination to the Purchaser in the manner provided in Section 13.1.

         (c) This Agreement may be terminated at any time prior to the Closing by the Purchaser if there has been a material breach by the Seller of any of their warranties or covenants which breach has not been cured by thirty (30) days of the date notice of such breach is given to the Seller or by the Closing Date, whichever is earlier, or if any of the conditions specified in
Article VIII hereof shall not have been fulfilled by the time required and shall not have been waived by the Purchaser.

         (d) This Agreement may be terminated at any time prior to the Closing by the Seller if there has been a material breach by the Purchaser of any of its warranties or covenants which breach has not been cured within thirty (30) days of the date notice of such breach is given to Purchaser or by the Closing Date, whichever is earlier, or if any of the conditions specified in Article IX hereof shall not have fulfilled by the time required and shall not have been waived by the Seller.

         (e) If Seller or Purchaser terminate this Agreement, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except any liability of any party then in breach of this Agreement and except that GB Biosciences shall repurchase any MSMA Products purchased by Purchaser under the Tolling Agreement at the price paid for such MSMA Products by Purchaser); provided, however, that the confidentiality provisions contained in Section 14.8 shall survive the termination. In addition, the obligations of the parties under Article XI shall survive any termination of this Agreement.

                                   ARTICLE XI
                      REMEDIES FOR BREACH OF THIS AGREEMENT

         11.1     DEFINITION

         As used in this Article, the term "Adverse Consequences" has the meaning specified or referred to below:

         "Adverse Consequences" means any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, losses, fines, penalties, liabilities, awards, assessments, charges, fees, including court costs and expenses related thereto (including but not limited to, related costs of defense and reasonable attorneys' and reasonable consultants' fees and disbursements). "Adverse Consequences" shall also include but not be limited to costs of investigation, remediation, removal or other similar expense (including but not limited to costs to assess, evaluate and monitor and costs of disposal of removed material).

         11.2     SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         All of the representations and warranties of the Seller contained in Sections 4.7 through 4.15 shall survive the Closing (even if the Purchaser knew or has reason to know of any misrepresentation or breach of warranty at the time of Closing) for a period ending one year after Equipment Delivery. All the other representations and warranties of the parties contained in this Agreement (including the representations and warranties of Seller contained in Sections 4.1 through 4.6 above) shall survive the Closing (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) forever thereafter (subject to any applicable statutes of limitations).

         11.3     INDEMNIFICATION BY SELLER

         (a) If Seller breachs any of its representations, warranties or covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 11.2 above, Purchaser makes a written claim for indemnification against Seller within such survival period, then Seller agrees to indemnify, protect, defend as provided in Section 11.5, and hold harmless Purchaser and its affiliates, directors, officers, shareholders, employees and agents (individually a "Purchaser Indemnitee" and collectively the "Purchaser Indemnitees") from and against the entirety of any Adverse Consequences the Purchaser Indemnitees may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Purchaser Indemnitees may suffer after the end of any applicable survival period) resulting or arising from, caused by or incurred in connection with the breach; provided, however:

                  (i) Seller shall not have any obligation to indemnify Purchaser Indemnitees against any Adverse Consequences resulting from, arising out of, relating to, in the nature of or caused by the breach of any representation or warranty contained in Sections 4.7 through
         4.15 until the aggregate amount of the Adverse Consequences Purchaser Indemnitees have suffered by reason of all such breaches exceeds the sum of One Hundred Thousand Dollars (US$100,000.00) (after which point the Seller will be obligated to indemnify Purchaser Indemnities from and against the entirety of such Adverse Consequences, and

                  (ii) there will be an aggregate maximum ceiling of One Million Dollars (US$1,000,000.00) on the obligation of Seller to indemnify Purchaser Indemnitees from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of or caused by the breach of any representation or warranty contained in Sections
         4.7 through 4.15.

         (b) Seller agrees to indemnify and hold harmless Purchaser Indemnitees from and against the entirety of any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by any liability of Seller which is not an Assumed Liability (including any liability under any bulk transfer law).

         11.4     INDEMNIFICATION BY PURCHASER

         (a) If Purchaser breaches any of its representations, warranties or covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 11.2 above, Seller makes a written claim for indemnification against Purchaser within such survival period, then Purchaser agrees to indemnify, protect, defend as provided in
Section 11.5, and hold harmless Seller and its affiliates, directors, officers, shareholders, employees and agents (individually a "Seller Indemnitee" and collectively the "Seller Indemnitees") from and against the entirety of any Adverse Consequences the Seller Indemnitees may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller Indemnitees may suffer after the end of any applicable survival period) resulting or arising from, caused by or incurred in connection with the breach.

         (b) Purchaser agrees to indemnify and hold harmless Seller Indemnitees from and against the entirety of any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by any Assumed Liability.

         11.5     MATTERS INVOLVING THIRD PARTIES

         (a) If a Purchaser Indemnitee or a Seller Indemnitee (collectively and individually, an "Indemnified Party") receives notice from a third party of a matter ("Third Party Claim") which may give rise to a claim for indemnification against a party (an "Indemnifying Party"), then the Indemnified Party shall give prompt notice thereof to the Indemnifying Party in writing; provided, however, that the failure so to notify the Indemnifying Party shall not relieve it of any liability that it may have to any Indemnified Party except to the extent (and then solely to the extent) that the Indemnifying Party demonstrates that the defense of such action is prejudiced thereby.

        (b) The Indemnifying Party shall be entitled to assume the defense of any Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party by giving Indemnified Party written notice thereof within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. The Indemnified Party shall cooperate with the Indemnifying Party in the defense against any Third Party Claim and, in any event, shall have the right to retain co-counsel at its own expense and participate in the defense of the Third Party Claim.

         (c) If an Indemnifying Party assumes and is conducting the defense of a Third Party Claim as provided in Section 11.5(b) above:

                  (i) the Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement thereof without the Indemnified Party's prior written consent (which shall not be unreasonably withheld) unless:

                         (A) the judgment or proposed compromise or settlement contains no finding or admission of any violation of law and no injunctive or other equitable relief is imposed on the Indemnified Party; and

                         (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and

                  (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any compromise or settlement thereof without the Indemnifying Party's prior written consent (which shall not be unreasonably withheld).

         (d) If notice is given to an Indemnifying Party of the commencement of any Third Party Claim and Indemnifying Party does not assume and conduct the defense of the Third Party Claim in accordance with Section 11.5(b) above:

                  (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and

                  (ii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting or arising from, caused by or incurred in connection with the Third Party Claim to the fullest extent provided in this Article XI.

         11.6     INDEMNIFICATION AS EXCLUSIVE REMEDY

         The indemnification provisions provided in Article XI shall, to the extent permitted by law, be the sole and exclusive remedy of Purchaser and Seller with respect to the Arsonates Line and the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Purchaser and Seller hereby waive all other rights and remedies available under contract, tort or any other legal theory, for any breach of any representation, warranty or covenants contained in this Agreement or otherwise arising out of the transactions contemplated hereby, except for those rights and remedies available under the Tolling Agreement.

         11.7     DETERMINATION OF ADVERSE CONSEQUENCES

         The parties shall make appropriate adjustments for tax consequences and insurance coverage and take into effect the time cost of money (using the prime rate as of the date hereof) in determining Adverse Consequences for purposes of this Article XI. All indemnification payments under Article XI shall be deemed adjustments to the Purchase Price.

                                   ARTICLE XII
                     COOPERATION IN RECORDS DELIVERY AND TAX

         12.1     DELIVERY OF FILES AND RECORDS AND OTHER ASSETS

         Seller shall, promptly after the Closing Date but not later than 30 days thereafter, at Seller's expense, deliver the Research Files and Records and other Assets in its possession relating to the Arsonates Line, to Purchaser in accordance with

Purchaser's instructions. Notwithstanding the foregoing, U.S. registration records and files shall be sent to Purchaser no later than 14 days following transfer of Registrations.

         12.2     PRESERVATION OF DATA AND RESEARCH FILES AND RECORDS

         Purchaser shall preserve all Data required to maintain Registrations for the time period required by the laws and regulations of any country in which the Seller held a Registration. Purchaser shall preserve all other Research Files and Records relating to the Arsonates Line prior to the Closing, for a period of at least three years after the Closing, and not dispose of any items thereof, except that at any time after the Closing, Purchaser may give Seller written notice of its intention to dispose of any such Research Files and Records that are more than three years old, specifying the items to be disposed of in reasonable detail. Seller may, within a period of sixty (60) days after receipt of any such notice, notify Purchaser of Seller's desire to retain one or more of the items to be disposed of. Purchaser shall, upon receipt of such a notice from Seller, deliver to Seller, at Seller's expense, the items which Seller has elected to retain. After the Closing, Purchaser shall allow Seller reasonable access during normal business hours to the Research Files and Records and permit Seller to make copies and extracts therefrom at Seller cost and expense.

         12.3     TAX COOPERATION

         (a) The terms "Tax," "Taxes," Taxation" and "Tax Returns" shall refer to any federal, state, local, foreign or other taxes including, but not limited to, income (net or gross), corporation, gross receipts, profits, alternative or add-on minimum, franchise, capital, capital stock, intangible, premium, transfer, sales, social security contribution, payroll, wage, employment, occupation, property (real or personal), import, excise, custom, stamp, duty, ad valorem or use tax, withholding or estimated taxes, fees, duties, assessments, withholdings or like governmental charges (including interest, penalties, sur-taxes, additions to tax or additional amounts) with respect to such taxes.

         (b) It is hereby acknowledged that each party hereto shall have the right to full information in respect of any matter of Taxation relating to the Arsonates Line with respect to the Assets. Each party accordingly undertakes to the other party hereto that it shall make available to the other on reasonable request and as soon as practicable, all records, files, documents and other material of such party so far as relevant to the other's matter of Taxation relating to the Arsonates Line with respect to the Assets and (on reasonable request) shall allow the other to take copies thereof (or, to the extent required by applicable law, shall allow the other reasonable access to the originals of or such records, files, documents and other materials). Each party shall provide reasonable access, up to the extent that the normal business operations of such party will not be significantly disrupted, to the employees of such party to the other party including, without limitation, the right of the other party to interview such employees in connection with the foregoing. The inspecting party shall pay its own costs and the costs of any copying it requests.

         (c) Purchaser and Seller will cooperate with each other in connection with any audit by the Internal Revenue Service or any other Tax authority (including, but not limited to, U.S. federal, state, or local authorities) of any Tax Return or report in connection with the Assets (including the use, operation or ownership thereof), or the sale of the Assets acquired hereunder for periods on or prior to the Closing Date. The party responsible for the applicable Tax liability will have the sole right, at its sole expense, to conduct any audit or any other proceeding before any Tax authority, to prepare and file any amended Tax Return, claim for refund or court petition, to prosecute any such claim and to select counsel, to engage in litigation and to consent to any settlement in connection therewith with respect to any Taxes for any such period, and the other party will execute and deliver, or cause to be executed and delivered, to the responsible party or its designees all instruments (including, without limitation, powers of attorney) reasonably requested by the responsible party in order to implement the provisions of this Section 12.3; provided, however, that such responsible party shall consult and confer with the other party and keep the other party reasonably informed and shall take no action after the Closing Date that would have a material adverse effect on the other party (or the entity subject to Tax) without reference to and obtaining the consent of such other party, which consent shall not be unreasonably withheld or delayed.

         (d) Seller and Purchaser shall cooperate in every reasonable way in minimizing any Taxes. In particular, Purchaser shall provide to Seller duly completed and executed resale and exemption certificates relating to the Assets. Further, the Seller and Purchaser, and their respective affiliates shall comply with any obligation under applicable law to file any Tax Return with or provide notice to any Tax authority relating to the transfer of Assets, and Seller and Purchaser shall cooperate with each other in discharging such obligations.

         (e)      Seller and Purchaser agree to maintain, for at least seven
(7) years following the Closing Date, all Taxation records relating to the Arsonates Line during the period of Seller's ownership, through the Closing Date.

                                  ARTICLE XIII
                                     NOTICES

         13.1     NOTICES

         All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be deemed to have been duly given if in writing and delivered personally, by reputable overnight courier service, by facsimile transmission, or by first-class, postage prepaid, registered or certified mail, addressed as follows:

         If to Seller:

                  GB Biosciences Corporation
                  1800 Concord Pike
                  Wilmington, DE 19850
                  Attention: President
                  Fax: 302-886-1552
                  Phone: 302-886-1000

         and:

                  Zeneca Agrochemicals
                  Fernhurst, Haslemere
                  Surrey GU27 3JE
                         England
                  Attention Secretary
                  Fax:
                  Phone:

         If to Purchaser and/or KMG:

                  KMG Bernuth, Inc.
                  KMG Chemicals, Inc.
                  10611 Harwin, Suite 402
                  Houston, Texas 77035
                  Attention: President
                  Fax: 713-988-9298
                  Phone: 713-988-9252



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


         Either party may change the address to which such communications are to be directed to it by giving written notice to the other party in the manner provided above.


                                   ARTICLE XIV
                                     GENERAL

         14.1     ENTIRE AGREEMENT

         This Agreement and the Tolling Agreement set forth the entire agreement and understanding of the parties and related persons with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings relating thereto. No representation, promise, inducement or statement of intention relating to the transactions contemplated by this Agreement has been made by any party or any related person which is not set forth in this Agreement or the agreements referred to herein.

         14.2     GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with laws of the state of Delaware excluding any conflict-of-laws provisions thereof that would otherwise require the application of the law of any other jurisdiction.

         14.3     GOVERNING LANGUAGE

         The English language shall be the governing language for purposes of this Agreement, any and all documents and communications pertaining to this Agreement, and any resolution of disputes under this Agreement. All communications given pursuant to this Agreement shall be in English.

         14.4     DISPUTE RESOLUTION/SUBMISSION TO JURISDICTION

         (a) If any dispute arises in connection with this Agreement, the parties agree to discuss such dispute in good faith and attempt to resolve it without recourse to the formal dispute resolution mechanism provided in Section 14.4(b).

         (b) After discussions provided in Section 14.4(a) either party may provide written notice to the other party that a dispute has arisen to be resolved through the mechanism set forth in this Section 14.4(b). Upon issuance and receipt of such notice, Purchaser and Seller, acting through their designated representatives, in good faith shall strive to resolve any such noticed dispute; those representatives may agree to retain jointly an independent mediator to assist in resolving the dispute. If, however, such representatives of Purchaser and Seller fail for any reason to resolve the dispute within ninety (90) days after the date of the written notice of dispute resolution, then and only then shall the parties be free to pursue their remedies at law or in equity; provided, however, that the parties shall be free at any and all times to seek injunctive relief, regardless of whether they have availed themselves of the dispute resolution process set forth in Sections 14.4(a) and (b).

         (c) Purchaser, KMG and Seller hereby irrevocably submit in any suit, action or proceeding arising out of or relating to this Agreement or any of the other agreements related hereto to the nonexclusive jurisdiction of the state and federal courts of Delaware, and waive any and all objections to such jurisdiction that it may have under the laws of the State of Delaware or any other jurisdiction.

         14.5     SUCCESSORS AND ASSIGNS

         This Agreement shall be assignable by Purchaser or KMG, if applicable only with the prior consent of Seller, and by Seller only with the prior consent of Purchaser, and any attempt to assign without such written consent shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, Seller may assign this Agreement to any successor in interest to Seller or the portion of Seller's business to which this Agreement relates without the prior consent of Purchaser.

         14.6     AMENDMENTS AND WAIVERS

         This Agreement may be amended, superseded or canceled, and any of the terms hereof may be waived, only by a written instrument specifically referring to this Agreement and specifically stating that it amends, supersedes or cancels this Agreement or waives any of its terms, executed by all parties, or in the case of a waiver, by the party waiving compliance. Failure of any party to insist upon strict compliance with any of the terms of this Agreement in one or more instances shall not be deemed to be a waiver of its rights to insist upon such compliance in the future, or upon compliance with other terms hereof.

         14.7     CERTAIN DEFINITIONS

         As used in this Agreement, the following terms shall have the meanings provided unless expressly stated otherwise:

         (a) "Seller's affiliates," "affiliates of Seller," and substantively similar phrases mean any business entity which directly or indirectly controls, is controlled by, or is under common control with either Seller. A business entity shall be deemed to control another if it owns, directly or indirectly and whether legally or beneficially in excess of fifty percent (50%) of the outstanding voting securities or capital stock of such business entity or other comparable equity or ownership interest.

         (b) The term "knowledge" and substantially similar phrases means actual knowledge after reasonable investigation.

         14.8     CONFIDENTIALITY AGREEMENT

         That certain Confidentiality Agreement dated February 3, 2000 between GB Biosciences and Purchaser shall remain in force and effect in accordance with its terms notwithstanding any termination of this Agreement.

         14.9     TRANSACTION EXPENSES

         Whether or not the transactions contemplated hereby are consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as otherwise specifically provided herein.

         14.10    COUNTERPARTS

         This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

         14.11    CAPTIONS

         The captions used in this Agreement are for convenience of reference only and shall not be considered in the interpretation of the provisions hereof.

         14.12    ANNOUNCEMENTS

         Unless required to be made by governmental authority, the content of any public announcement by either party or its affiliates shall be subject to the review and approval of the other party, such review and approval shall be timely and within the time requirements of any law or regulation, and shall not be unreasonably withheld.

         14.13    BULK SALES LAWS

         Purchaser hereby waives compliance by Seller with the provisions of the "bulk sales", "bulk transfer" or similar laws of any state. Seller agrees to indemnify and hold

Purchaser harmless against any and all claims, losses, damages, liabilities (including tax liabilities), costs and expenses incurred by Purchaser or any of its affiliates or successors as a result of any failure to comply with any such "bulk sales", "bulk transfer" or similar laws.

         14.14    NO OTHER REPRESENTATIONS

         EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV OR ELSEWHERE IN THIS AGREEMENT, SELLER AND SELLER'S AFFILIATES MAKE NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO ANY OF THE ASSETS OR THE ARSONATES LINE, EXPRESS OR IMPLIED, INCLUDING NO REPRESENTATIONS OR WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY.

         IN WITNESS WHEREOF, the parties have executed this instrument as of the date first above written.

GB BIOSCIENCES CORPORATION             KMG-BERNUTH, INC.

By: /s/ Vincent Pascarelli             By:  /s/ David L. Hatcher
   ------------------------               ----------------------------
Name: Vincent Pascarelli               Name:  David Hatcher
     ----------------------                 --------------------------
Title: Attorney in Face                Title:  President
      ---------------------                  -------------------------

                                       KMG CHEMICALS, INC.

                                       By: /s/ David L. Hatcher
                                          ----------------------------
                                       Name:  David Hatcher
                                            --------------------------
                                       Title: President
                                             -------------------------

                         LIST OF EXHIBITS AND SCHEDULES


EXHIBIT A = Listed Affiliates
EXHIBIT B = Tolling Agreement
EXHIBIT C = Sales Report
EXHIBIT D = Secondment Agreement

Schedule 1.1(a)   =   Manufacturing Equipment
Schedule 1.1(b)   =   Trademarks
Schedule 1.1(c)   =   Registrations
Schedule 1.1(d)   =   Task Force and AHP Agreements
Schedule 1.1(e)   =   Data
Schedule 1.1(f)   =   Research Files and Records
Schedule 1.1(g)   =   Customer List
Schedule 1.1(h)   =   Contracts, Licenses, Etc.
Schedule 1.6      =   Allocation of Purchase Price
Schedule 2.2      =   Assignment Agreements
Schedule 4.4      =   Consents
Schedule 4.5      =   Title to Assets
Schedule 4.8      =   Contracts Exceptions
Schedule 4.10(a)  =   State Registrations
Schedule 4.10(b)  =   State Registrations Under Section 24(c)